Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company	FEI Company
Stephen Loughlin	Jay Lindquist
Vice President, Finance	Sr. Vice President, Corp. Mktg.
& Acting Chief Financial Officer	& Communications
503/726-7500	503/726-7500

FEI Company Reports Third Quarter 2003 Revenues of $88.0 Million

GAAP EPS of $0.02 Meets Guidance

New Products Propel Orders to $92.7 Million, Up 14% Sequentially

HILLSBORO, Ore., Oct 22, 2003  — FEI Company (NASDAQ: FEIC) today reported financial results for the latest quarter that included net sales and earnings per share that met guidance and orders that exceeded guidance.  Net sales for the third quarter ended September 28, 2003 were $88.0 million, compared with net sales of $89.8 million in the second quarter of this year and net sales of $83.8 million in the third quarter of last year.  GAAP earnings per share were $0.02, within the guidance range of $0.00 to $0.03, and included amortization of intangibles, the write-off of purchased in-process research and development costs and restructuring and reorganization costs totaling $3.4 million, or $0.07 per share.

Bookings in the third quarter totaled $92.7 million, resulting in a book-to-bill ratio of 1.05 and an ending backlog of $117.9 million at September 28, 2003.

“Our third quarter order growth demonstrates the impact of the new products we have introduced in 2003,” said Vahé A. Sarkissian, chairman, president and chief executive officer.  “Early customer interest in our recently-introduced CLM-3DTM semiconductor metrology system reinforces our conviction that the need for in-line metrology solutions will expand as our customers move to smaller geometries and new materials.  The Certus-3DTM

DualBeamTM system for data storage metrology and our new family of small DualBeam systems for a wide range of research and industrial applications drove the order growth for the quarter.”

Microelectronics revenues were approximately flat with the second quarter of 2003, where growth in high-end data storage and semiconductor systems was offset by quarterly volatility in the circuit edit and mask repair business.  Electron Optics revenue declined 12% from the second quarter due to continued price pressure and seasonal weakness in Europe.  Component revenue was up 29% sequentially, while Service revenue increased 5% from the second quarter of 2003, as the company's installed base continued to grow.

The gross margin for the quarter was 40.1% compared to 41.2% the previous quarter, due to continued competitive pricing pressure in some product segments and the increase in service revenues, partially offset by higher margins on software sales.

Operating expenses were up by $2.5 million compared to the previous quarter, primarily because of expenses associated with the acquisitions of the EGSoft division of Electroglas, Inc. and Revise, Inc.  These transactions were closed early in the third quarter.  Operating expenses also included amortization of intangibles of $1.4 million, the write-off of purchased in-process research and development costs of $1.2 million and restructuring and reorganization charges of $0.8 million; these costs reduced earnings by $0.07 per share.

GAAP earnings were $0.7 million or $0.02 per share basic and diluted, compared to $1.3 million or $0.04 per share in the preceding quarter and $1.4 million or $0.04 per share in the third quarter of last year.

Cash used in operations was $8.2 million, and capital spending for the quarter was $5.8 million.  Total cash, cash equivalents and investments decreased by $24.1 million over the previous quarter, primarily due to the cost of the acquisitions discussed above, reductions in current liabilities and increases in receivables and inventory.  The company improved its current ratio and continued to maintain a strong balance sheet, with cash and investments of $311.2 million, convertible debt of $295.0 million and shareholders’ equity of $321.9 million as of September 28, 2003.

“The semiconductor, data storage and industrial/institute markets we serve are driven by the promise and growth of nanotechnology, and the order pattern and tone in those markets has improved in recent quarters.  These market factors, combined with our array of new products, make us cautiously optimistic about the outlook for our business,” concluded Sarkissian.

Fourth Quarter 2003 Guidance

FEI currently expects orders, revenues and earnings to increase in the fourth quarter 2003 compared with the third quarter.  Orders are expected to be in the mid $90 million range and revenues are expected to be in the low $90 million range.  GAAP earnings are anticipated to be in the range of  $0.04 to $0.08 per share basic and diluted, including amortization of purchased intangibles of $1.4 million, or $0.03 per share.  For reasons why the company’s actual results may differ from guidance please see the section titled “Safe Harbor Statement” below.

Investor Conference Call — 11:30 a.m. EDT Thursday, October 23, 2003

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-888-428-4480 (domestic, toll-free) or +1-651-224-7497 and supplying the pass code: FEI Q3 Results. The call can also be accessed via the web by going to FEI’s Investor Relations page at http://www.feicompany.com, where the webcast will also be archived. A telephone replay of the call will also be accessible by dialing 1-800-475-6701 (US) or +1-320-365-3844 (international) and entering the access code 701861.

About FEI:

FEI is a nanotechnology company providing enabling 3D Structural Process ManagementTM solutions for NanoMetrology and NanoFabrication to the world’s technology leaders in the fields of semiconductors, data storage, structural biology and industry. Its range of DualBeam and single-column focused ion and electron beam products enables manufacturers and researchers to keep pace with technology shifts and develop next generation technologies and products. FEI’s products allow advanced three-dimensional metrology, device editing, trimming and structural analysis for management of sub-micron structures including those found in integrated circuits, high density magnetic storage devices, industrial materials, chemical compounds and biological structures. FEI solutions also deliver enhanced production yields, lower costs and faster time to market-critical benefits in highly competitive markets.  Headquartered in Hillsboro, Oregon, FEI has approximately 1,650 employees worldwide, with additional development and manufacturing operations located in Peabody, Massachusetts; Sunnyvale, California; Eindhoven, the Netherlands; and Brno, Czech Republic.

FEI Company news releases, SEC filings and the company’s Annual Report are available at no charge through the company’s web site at http://www.feicompany.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the fourth quarter of 2003, statements about new product acceptance, market leadership and expansion,

order growth, product revenues, future earnings and profitability. Factors that could affect these forward-looking statements include, but are not limited to, the continued downturn in the semiconductor manufacturing market; reduced profitability due to failure to achieve or sustain margin improvement or cost reductions as planned; lower than expected customer orders; cancellation of customer orders; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology to find acceptance with customers; unfavorable business conditions and growth in the general economy, both domestic and foreign; fluctuations in interest and exchange rates; additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of current or future acquisitions, including failure to achieve financial goals and integrate the acquisitions successfully.  Please also refer to our Form 10-K, Forms 10-Q and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

FEI Company and Subsidiaries
Condensed Consolidated Statements of Operations

(In thousands, except share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002

NET SALES	$87,995	$83,809	$263,241	$256,188
COST OF SALES	52,709	48,604	155,921	141,223
Gross profit	35,286	35,205	107,320	114,965

OPERATING EXPENSES:
Research and development	11,978	10,114	32,837	31,440
Selling, general and administrative	18,319	17,887	55,509	53,187
Amortization of purchased intangibles	1,395	1,205	3,804	3,613
Purchased in-process research and development	1,240	—	1,240	—
Merger costs	—	2,734	—	3,851
Restructuring, reorganization and relocation costs	793	—	2,297	—
Total operating expenses	33,725	31,940	95,687	92,091

OPERATING INCOME	1,561	3,265	11,633	22,874

OTHER INCOME (EXPENSE):
Interest income	1,515	1,740	3,876	5,286
Interest expense	(2,433)	(2,711)	(9,029)	(8,447)
Other income (expense), net	405	(58)	(499)	(487)
Total other expense, net	(513)	(1,029)	(5,652)	(3,648)

INCOME BEFORE TAXES	1,048	2,236	5,981	19,226

INCOME TAX EXPENSE	367	817	2,093	7,018

NET INCOME	$681	$1,419	$3,888	$12,208

PER SHARE DATA:
Basic earnings per share	$0.02	$0.04	$0.12	$0.38
Diluted earnings per share	$0.02	$0.04	$0.12	$0.37

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	32,974	32,427	32,860	32,299
Diluted	34,074	33,220	33,701	33,342

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FEI Company and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 28, 2003	December 31, 2002
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$221,079	$167,423
Short-term investments	30,816	54,176
Receivables	108,788	89,111
Inventories	96,519	86,224
Deferred income taxes	18,084	18,934
Income taxes receivable	2,850	—
Other	12,209	6,061

Total current assets	490,345	421,929

NON-CURRENT INVESTMENTS	59,299	52,031

PROPERTY PLANT AND EQUIPMENT	67,334	56,702

PURCHASED TECHNOLOGY, NET	25,651	25,863

GOODWILL, NET	38,660	32,859

OTHER ASSETS	53,081	47,095

TOTAL	$734,370	$636,479

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$32,097	$35,179
Current accounts with Philips	4,514	5,629
Accrued payroll liabilities	6,065	8,522
Accrued warranty reserves	11,807	13,631
Deferred revenue	27,187	29,741
Income taxes payable	—	9,532
Accrued restructuring, reorganization and relocation costs	4,278	5,202
Other current liabilities	14,992	16,954

Total current liabilities	100,940	124,390

CONVERTIBLE DEBT	295,000	175,000

DEFERRED INCOME TAXES	12,331	7,561

OTHER LIABILITIES	4,173	2,603

SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—
Common stock - 70,000 shares authorized; 33,134 and 32,647 shares issued and outstanding at September 28, 2003 and December 31, 2002	308,448	325,203
Note receivable from shareholder	(1,116)	(1,116)
Accumulated earnings (deficit)	2,198	(1,690)
Accumulated other comprehensive income	12,396	4,528

Total shareholders’ equity	321,926	326,925

TOTAL	$734,370	$636,479

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FEI COMPANY

Supplemental Data

($ In Millions Except Per Share Amounts)

	Q3 Ended 9/28/2003	Q2 Ended 6/29/2003	Q3 Ended 9/29/2002
Income Statement Highlights
Consolidated sales	$88.0	$89.8	$83.8
Gross margin	40.1%	41.2%	42.0%
R & D spending	$12.0	$10.1	$10.1
R & D (% of sales)	13.6%	11.2%	12.10%
SG&A	$18.3	$18.4	$17.9
SG&A (% of sales)	20.8%	20.5%	21.3%
Net income - GAAP	$0.7	$1.3	$1.4
Diluted earnings per share - GAAP	$0.02	$0.04	$0.04
Sales by Business Segment
Microelectronics	$38.6	$38.5	$33.2
Electron Optics	$26.7	$30.2	$31.4
Service	$20.0	$19.0	$16.9
Components	$2.7	$2.1	$2.3
Bookings
Total	$92.7	$81.5	$85.4
Book to bill ratio	1.05	0.91	1.02
Microelectronics	$41.8	$34.3	$38.4
Electron Optics	$27.3	$30.3	$28.4
Service	$21.1	$14.4	$16.5
Components	$2.5	$2.5	$2.1
Backlog - total	$117.9	$113.2	$119.4
Backlog - Service	$27.3	$26.2	$22.8
Balance Sheet Highlights
Cash, equivalents, investments	$311.2	$335.3	$261.8
Operating cash (used) generated	$(8.2)	$4.4	$(13.4)
Accounts receivable	$108.8	$102.4	$88.4
Days sales outstanding (DSO)	113	104	97
Inventory turnover	2.2	2.2	2.2
Inventories	$96.5	$94.1	$88.1
Property, plant and equipment	$67.3	$65.7	$54.9
Fixed asset investment (during quarter)	$5.8	$6.9	$21.9
Depreciation expense	$3.9	$3.5	$3.8
Current liabilities	$100.9	$103.5	$112.6
Working Capital	$389.4	$398.1	$270.4
Shareholders’ equity	$321.9	$317.3	$321.3
Headcount (permanent and temporary)	1,655	1,595	1,663

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